Exhibit 99

SP Plus Corporation Announces Fourth Quarter and Full-Year 2017 Results

Reports solid overall 2017 results; Expects significant increases in 2018 EPS and Cash Flow

CHICAGO, Feb. 21, 2018 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related services to commercial, institutional and municipal clients throughout North America, today announced its fourth quarter and full-year 2017 results.

G Marc Baumann, President and Chief Executive Officer, stated, “I am extremely proud of the SP+ team, which made significant progress advancing our key strategies and initiatives in 2017.  We made strong progress toward implementing our vertical market strategy and have invested in additional hospitality, new business development, and revenue management resources to further expand these capabilities.  We also continue to advance our key cost reduction initiatives and safety programs.

“Regarding our fourth quarter 2017 results, as we expected and previously communicated, the year-over-year comparison was a difficult one due to the fact that the fourth quarter of 2016 benefitted from some items that we did not expect to reoccur in 2017.  In addition, fourth quarter 2017 results were weaker than expected due largely to continuing challenges in the New York market and an unanticipated legal settlement.  We continue to address the performance in New York through revenue optimization strategies and aggressive cost reductions.”

Mr. Baumann continued, “Looking forward to 2018 and beyond, we remain focused on executing our growth strategy.  We are very pleased with the early 2018 sale of our joint venture interest in Parkmobile, LLC that generated $19 million in gross proceeds.  In addition to providing significant shareholder returns, the sale allows us to be more nimble in the rapidly evolving digital marketplace.  We also expect to benefit significantly from the recent tax reforms, with a favorable boost in both our EPS and cash flows. Finally, with our strong balance sheet and expected strong cash flow generation, we continue to assess opportunities to deploy capital in a disciplined manner to further drive shareholder value.”

Financial Summary

In millions except per share	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$41.4	$41.4	$47.1	$47.4
General and administrative expenses (2)	$19.6	$19.5	$23.0	$19.5
Net income attributable to SP Plus (2)	$7.8	$8.9	$9.6	$11.5
Earnings per share (EPS) (2)	$0.35	$0.40	$0.43	$0.52
EBITDA (1),(2)	$21.1	$21.3	$23.5	$27.3
Net cash provided by operating activities	$23.8	NA	$29.1	NA
Free cash flow (1)	$22.6	NA	$24.3	NA

In millions except per share	Twelve Months Ended December 31, 2017		Twelve Months Ended December 31, 2016
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$185.3	$176.9	$176.4	$177.2
General and administrative expenses (2)	$82.9	$81.6	$90.0	$83.0
Net income attributable to SP Plus (2)	$41.2	$38.2	$23.1	$29.8
Earnings per share (EPS) (2)	$1.83	$1.70	$1.03	$1.32
EBITDA (1),(2)	$99.2	$92.1	$83.6	$91.3
Net cash provided by operating activities	$45.2	NA	$59.7	NA
Free cash flow (1)	$39.7	NA	$42.4	NA

(1) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine structural and other repairs at legacy Central Parking lease locations, (c) non-routine settlements, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items, including the overall net impact of the U.S. Tax Cuts and Jobs Act of 2017 on 2017.  Please refer to the accompanying financial tables for a reconciliation of these adjusted items to U.S. GAAP.

Fourth Quarter Operating Results

Reported gross profit in the fourth quarter of 2017 was $41.4 million, compared to $47.1 million in the same quarter of 2016, a decrease of $5.7 million or 12%.  Fourth quarter adjusted gross profit was $41.4 million, a decrease of $6.0 million, or 13%, as compared to the fourth quarter of 2016.  The decline in adjusted gross profit was due largely to underperformance in the New York market, a smaller reduction in prior-year casualty loss reserve estimates than had occurred in the fourth quarter of 2016, and an unanticipated legal settlement in 2017.

Reported general and administrative (“G&A”) expenses for the fourth quarter of 2017 were $19.6 million as compared to $23.0 million in the fourth quarter of 2016, a decrease of $3.4 million or 15%.  Adjusted G&A expenses for the fourth quarter of 2017 were $19.5 million, flat with the fourth quarter of 2016.  Investments made during 2017 to support growth initiatives were largely offset by lower performance-based compensation and lower long-term incentive plan compensation costs.

Reported net income attributable to SP Plus was $7.8 million in the fourth quarter of 2017 as compared to $9.6 million in the same period of 2016, with the impact of the recent tax reforms reducing fourth quarter 2017 reported net income by $0.8 million.  EBITDA was $21.1 million for the fourth quarter of 2017, compared to $23.5 million for the same period of 2016.  Adjusted EBITDA decreased by $6.0 million, or 22%, to $21.3 million for the fourth quarter of 2017, compared to $27.3 million on the same basis for the fourth quarter of 2016, all of the decline being due to lower adjusted gross profit.

Reported earnings per share for the fourth quarter of 2017 were $0.35, as compared to $0.43 for the same period of 2016, with $0.04 of the reduction resulting from the recent tax reforms.  Adjusting for the impact of the recent tax reforms and other items, adjusted earnings per share were $0.40 for the fourth quarter of 2017, a decrease of 23%, compared to adjusted earnings per share of $0.52 for the fourth quarter of 2016.  Lower depreciation and amortization expense and lower interest expense somewhat offset lower adjusted EBITDA and a slightly higher effective tax rate for the fourth quarter of 2017.

Full-Year Operating Results

Reported gross profit for fiscal 2017 was $185.3 million, compared to $176.4 million for fiscal 2016, an increase of $8.9 million or 5%.  Of that increase, $8.5 million was related to earnings from the Company’s proportionate share of a second quarter 2017 joint venture (equity method investee) transaction.  On an adjusted basis, which excludes the earnings realized from the joint venture transaction as well as other adjustments, fiscal 2017 adjusted gross profit was $176.9 million, a decrease of $0.3 million as compared to the same period of 2016.  The Company experienced significantly lower healthcare claim costs in fiscal 2017 relative to fiscal 2016, but lower gross profit at same locations, due largely to performance issues in the New York market as well as some impact from hurricanes and an unanticipated legal settlement, contributed to the year-over-year decrease in adjusted gross profit.

Reported general and administrative (“G&A”) expenses for fiscal 2017 were $82.9 million as compared to $90.0 million for fiscal 2016, a decrease of $7.1 million or 8%.  Adjusted G&A expenses for fiscal 2017 were $81.6 million, a decrease of $1.4 million, or 2%, from fiscal 2016, which was due largely to decreases in performance-based compensation and long-term incentive plan compensation costs as well as continued cost management discipline.

Reported net income attributable to SP Plus was $41.2 million in fiscal 2017, compared to $23.1 million in fiscal 2016, which reflects both the earnings realized from the Company’s proportionate share of a joint venture transaction as well as the impact of recent tax reforms.  EBITDA was $99.2 million in 2017, compared to $83.6 million in 2016.  Adjusted EBITDA, which excludes earnings realized from a 2017 joint venture transaction, among other adjustments, increased by 1%, or $0.8 million, to $92.1 million in fiscal 2017, compared to $91.3 million in fiscal 2016.

Reported earnings per share in fiscal 2017 were $1.83, as compared to $1.03 in fiscal 2016.  Earnings realized from the Company’s proportionate share of a joint venture transaction increased reported earnings per share by $0.22, while the impact of the tax reforms reduced reported earnings per share by $0.04 in 2017.  Adjusted earnings per share were $1.70 in fiscal 2017, an increase of 29%, compared to adjusted earnings per share of $1.32 in fiscal 2016.  The largest contributor to the year-over-year growth was significantly lower depreciation and amortization expense, primarily due to certain merger-related intangible assets that have been fully amortized.  Lower interest expense and a lower tax rate also contributed to the year-over-year increase in adjusted earnings per share.

Net cash provided by operating activities in fiscal 2017 was $45.2 million, a decrease of $14.5 million, as compared to fiscal 2016.  Free cash flow of $39.7 million was generated during fiscal 2017, as compared to $42.4 million generated during fiscal 2016.  Despite a significantly lower level of capital expenditures in 2017, unfavorable movements in working capital, primarily due to the timing of cash collections at or near year-end 2017 and higher past due receivables, negatively impacted 2017 free cash flow.  Some of these impacts were timing-related and are expected to benefit 2018.

Recent Developments

Notable recent contract wins included several new contracts for SP+ Hospitality, including the Courtyard Marriott Oakland, Four Points by Sheraton Los Angeles International Airport, Park Central Hotel in New York, and Hotel Indigo Kansas City Downtown.

SP+ Municipal Services opened three additional garages for the Parking Authority of Baltimore City, increasing our total location count with the municipality to five.  SP+ will also be performing maintenance services, including power washing, sweeping and pipe cleaning, at these locations.

SP+ Municipal Services will provide enforcement services at 84 parking lots owned by the Los Angeles Metropolitan Transit Authority as the lots are converted from free to paid parking.

SP+ Parking will manage the parking operations at Marina City, a mixed-use complex in Chicago that consists of two 65-story residential towers, the House of Blues concert venue, the Hotel Chicago, an upscale bowling lounge, and four restaurants.

2018 Outlook

GAAP Measures

  Reported net income attributable to SP Plus expected to be in the range of $56 to $59 million, a $16.3 million or 40% increase compared to 2017, at the midpoint

  Reported EPS expected to be in the range of $2.48 to $2.58 per share, a $0.70 per share or 38% increase over 2017, at the midpoint

  Net cash provided by operating activities expected to be in the range of $80 to $85 million, a $37.3 million or 83% increase over 2017, at the midpoint

Non-GAAP Measures

  Adjusted net income attributable to SP Plus expected to be in the range of $48 to $51 million, a $11.3 million or 30% increase compared to 2017, at the midpoint

  Adjusted EPS expected to be in the range of $2.16 to $2.26 per share, a $0.51 per share or 30% increase over 2017, at the midpoint

  Reported and Adjusted EBITDA expected to be in the range of $94 to $99 million, a $2.7 million or 3% decrease compared to 2017 Reported EBITDA and a $4.4 million or 5% increase compared to 2017 Adjusted EBITDA, both at the midpoint

  Free cash flow expected to be in the range of $65 to $70 million, a $27.8 million or 70% increase over 2017, at the midpoint

While the Company does not contemplate any significant adjustments at this time other than the net gain on the Parkmobile transaction, additional non-routine items, including, but not limited to, integration and restructuring costs, asset or business sales or dispositions not in the ordinary course of business, acquisitions, and non-routine settlements, will continue to be adjusted from reported results.  2018 guidance assumes approximately 22.6 million fully diluted shares outstanding, an effective book income tax rate of approximately 26%, and an effective cash income tax rate of approximately 17%.

Please refer to the accompanying tables for a reconciliation of the forward-looking adjusted measures to their comparable GAAP measures.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on February 22, 2018, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2018 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; the Company’s ability to preserve long-term client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; losses not covered by insurance; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to any acquisitions undertaken by the Company; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; adverse changes in tax laws or rulings, uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act of 2017; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Reimbursed Management Contract Revenue and Reimbursed Management Contract Expense Correction

During 2017, the Company corrected reimbursed management contract revenue and reimbursed management contract expense for the previous periods presented, whereby, the Company had been overstating reimbursed management contract revenue and reimbursed management contract expense included within the Consolidated Statements of Income in equal and off-setting amounts.  As a result, with respect to the income statements attached, the Company has made corrections which have resulted in the following: (i) the Company has made corrections which resulted in a reduction of reimbursed management contract revenue of $47.1 million and a reduction of reimbursed management contract expense of $47.1 million for the year ended December 31, 2016, and (ii) a reduction of reimbursed management contract revenue of $11.9 million and a reduction of reimbursed management contract expense of $11.9 million for the three months ended December 31, 2016.  The correction had no impact to the Consolidated Balance Sheets, Statements of Income, Comprehensive Income or Cash Flows, except as described above and as it relates to reimbursed management contract revenue and reimbursed management contract expense.  Management has evaluated the effects of the previous misstatements, both qualitatively and quantitatively, and concluded that these corrections were immaterial to any current or prior annual periods that were affected.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: i) restructuring, merger and integration related costs; ii) non-routine structural and other repairs at legacy Central Parking leases; iii) non-routine settlements; iv) the impact of non-routine asset sales or dispositions; v) the net loss or gains and the financial results related to sold businesses; vi) the equity in income or losses from investment in unconsolidated entities; and vii) non-routine tax items, including any further developments related to the U.S. Tax Cuts and Jobs Act of 2017.  Pre-tax adjustments are tax affected at a statutory tax rate of 41% for 2016 and 2017 and 26% for 2018 for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities.  Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results.  The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders.  The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com

SP Plus Corporation
Consolidated Balance Sheets (unaudited)

	December 31,
(millions, except for share and per share data)	2017	2016
Assets
Cash and cash equivalents	$22.8	$22.2
Notes and accounts receivable, net	122.3	120.7
Prepaid expenses and other	15.5	13.7
Total current assets	160.6	156.6
Leasehold improvements, equipment, land and construction in progress, net	27.4	30.9
Other assets
Advances and deposits	4.1	4.3
Other intangible assets, net	54.1	61.3
Favorable acquired lease contracts, net	23.3	30.0
Equity investments in unconsolidated entities	18.6	18.5
Other assets, net	18.3	16.3
Deferred taxes	15.9	17.9
Cost of contracts, net	8.9	11.4
Goodwill	431.7	431.4
Total other assets	574.9	591.1
Total assets	$762.9	$778.6
Liabilities and stockholders' equity
Accounts payable	$102.8	$109.9
Accrued rent	23.2	21.7
Compensation and payroll withholdings	22.2	25.7
Property, payroll and other taxes	6.8	7.6
Accrued insurance	18.9	18.1
Accrued expenses	25.5	25.5
Current portion of long-term obligations under Restated Credit Facility and other long-term borrowings	20.6	20.4
Total current liabilities	220.0	228.9
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	132.0	174.5
Other long-term borrowings	1.2	0.2
	133.2	174.7
Unfavorable acquired lease contracts, net	31.5	40.2
Other long-term liabilities	65.1	66.4
Total noncurrent liabilities	229.8	281.3
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2017 and 2016; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of December 31, 2017 and 2016; 22,542,672 and 22,356,856 shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	—
Treasury stock, 305,183 at cost; shares at December 31, 2017 and December 31, 2016	(7.5)	(7.5)
Additional paid-in capital	254.6	251.2
Accumulated other comprehensive loss	(1.2)	(1.4)
Retained earnings	67.0	25.9
Total SP Plus Corporation stockholders' equity	312.9	268.2
Noncontrolling interest	0.2	0.2
Total stockholders' equity	313.1	268.4
Total liabilities and stockholders' equity	$762.9	$778.6

SP Plus Corporation
Consolidated Statements of Income (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions, except for share and per share data)	2017	2016	2017	2016
Parking services revenue
Lease contracts	$140.5	$134.7	$563.1	$545.0
Management contracts	85.4	84.8	348.2	346.8
	225.9	219.5	911.3	891.8
Reimbursed management contract revenue	166.5	174.8	679.2	676.6
Total parking services revenue	392.4	394.3	1,590.5	1,568.4
Cost of parking services
Lease contracts	131.4	125.2	518.4	505.6
Management contracts	53.1	47.2	207.6	209.8
	184.5	172.4	726.0	715.4
Reimbursed management contract expense	166.5	174.8	679.2	676.6
Total cost of parking services	351.0	347.2	1,405.2	1,392.0
Gross profit
Lease contracts	9.1	9.5	44.7	39.4
Management contracts	32.3	37.6	140.6	137.0
Total gross profit	41.4	47.1	185.3	176.4
General and administrative expenses	19.6	23.0	82.9	90.0
Depreciation and amortization	4.7	6.9	21.0	33.7
Operating income	17.1	17.2	81.4	52.7
Other expense (income)
Interest expense	2.1	2.4	9.2	10.5
Interest income	(0.1)	(0.1)	(0.6)	(0.5)
Gain on sale of a business	—	—	(0.1)	—
Equity in losses (income) from investment in unconsolidated entity	0.2	(0.3)	0.7	0.9
Total other expenses (income)	2.2	2.0	9.2	10.9
Earnings before income taxes	14.9	15.2	72.2	41.8
Income tax expense	6.4	4.9	27.7	15.8
Net income	8.5	10.3	44.5	26.0
Less: Net income attributable to noncontrolling interest	0.7	0.7	3.3	2.9
Net income attributable to SP Plus Corporation	$7.8	$9.6	$41.2	$23.1
Common stock data
Net income per common share
Basic	$0.35	$0.44	$1.86	$1.04
Diluted	$0.35	$0.43	$1.83	$1.03
Weighted average shares outstanding
Basic	22,221,536	22,071,865	22,195,350	22,238,021
Diluted	22,528,825	22,398,045	22,508,288	22,528,122

SP Plus Corporation
Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(millions)	2017	2016
Operating activities
Net income	$44.5	$26.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21.7	34.2
Net accretion of acquired lease contracts	(2.2)	(1.8)
Loss (gain) on sale of equipment	0.2	(0.3)
Net equity in (earnings) losses of unconsolidated entities (net of distributions)	(8.5)	0.5
Net gain on sale of a business	(0.1)	—
Amortization of debt issuance costs	0.7	0.8
Amortization of original discount on borrowings	0.5	0.5
Non-cash stock-based compensation	3.1	3.4
Provision for losses on accounts receivable	0.7	0.4
Deferred income taxes	1.8	(2.1)
Changes in operating assets and liabilities
Notes and accounts receivable	(2.6)	(15.9)
Prepaid assets	(1.8)	(1.0)
Other assets	(2.3)	(1.0)
Accounts payable	(7.2)	14.8
Accrued liabilities	(3.3)	1.2
Net cash provided by operating activities	45.2	59.7
Investing activities
Purchase of leasehold improvements and equipment	(6.8)	(13.0)
Proceeds from sale of equipment and contract terminations	0.8	3.0
Cash received from sale of business, net	0.6	—
Proceeds from sale of equity method investee's sale of assets	8.4	—
Cost of contracts purchased	(0.7)	(3.8)
Net cash provided by (used in) investing activities	2.3	(13.8)
Financing activities
Payments on senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	(410.1)	(401.0)
Proceeds from senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	386.6	385.0
Payments on term loan (Restated Credit Facility)	(20.0)	(15.0)
Payments on other long-term borrowings	(0.5)	(0.3)
Distribution to noncontrolling interest	(3.2)	(3.3)
Repurchase of common stock	—	(7.5)
Net cash used in financing activities	(47.2)	(42.1)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.3)
Increase in cash and cash equivalents	0.6	3.5
Cash and cash equivalents at beginning of year	22.2	18.7
Cash and cash equivalents at end of year	$22.8	$22.2
Supplemental Disclosures
Cash paid during the period for
Interest	$8.0	$9.2
Income taxes, net	$26.5	$17.6
Non cash transactions
Capital lease obligations incurred to acquire equipment	$1.5	$—

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Gross profit
Gross profit, as reported	$41.4	$47.1	$185.3	$176.4
Add: Non-routine structural repairs and other items	-	0.3	0.1	1.1
Add (subtract): Gross profit related to asset sales or dispositions, including earnings from an equity method investee transaction	-	-	(8.6)	(0.2)
Other, rounding	-	-	0.1	(0.1)
Adjusted gross profit	$41.4	$47.4	$176.9	$177.2

General and administrative expenses
General and administrative expenses, as reported	$19.6	$23.0	$82.9	$90.0
Subtract: Restructuring, merger and integration costs and non-routine settlements	(0.1)	(3.4)	(1.3)	(6.8)
Subtract: G&A related to asset sales or dispositions	(0.1)		(0.1)	-
Other, rounding	0.1	(0.1)	0.1	(0.2)
Adjusted G&A	$19.5	$19.5	$81.6	$83.0

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$7.8	$9.6	$41.2	$23.1
Add: Non-routine structural and other repairs	-	0.3	0.1	1.1
Add: Restructuring, merger and integration costs and non-routine settlements	0.1	3.4	1.3	9.3
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	0.1	-	(8.5)	(0.2)
Add (subtract): (Gain)/loss on sale of business	-	-	(0.1)	-
Add: Equity in losses (income) from investment in unconsolidated entity	0.2	(0.3)	0.7	0.9
Net tax effect of adjustments	-	(1.4)	2.7	(4.5)
Add (subtract): Non-routine income tax items	0.8	(0.2)	0.8	0.1
Other, rounding	(0.1)	0.1	-	-
Adjusted net income attributable to SP Plus	$8.9	$11.5	$38.2	$29.8

Net income per share, as reported
Basic	$0.35	$0.44	$1.86	$1.04
Diluted	$0.35	$0.43	$1.83	$1.03

Adjusted net income per share
Basic	$0.40	$0.52	$1.72	$1.34
Diluted	$0.40	$0.52	$1.70	$1.32

Weighted average shares outstanding
Basic	22,221,536	22,071,865	22,195,350	22,238,021
Diluted	22,528,825	22,398,045	22,508,288	22,528,122

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income attributable to SP Plus, as reported	$7.8	$9.6	$41.2	$23.1
Add (subtract):
Income tax expense	6.4	4.9	27.7	15.8
Interest expense, net	2.0	2.3	8.6	10.0
Gain on sale of a business	-	-	(0.1)	-
Equity in losses (income) from investment in unconsolidated entity	0.2	(0.3)	0.7	0.9
Depreciation and amortization expense	4.7	6.9	21.0	33.7
Other, rounding	-	0.1	0.1	0.1
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$21.1	$23.5	$99.2	$83.6

Add: Non-routine structural and other repairs	-	0.3	0.1	1.1
Add: Restructuring, merger and integration costs and non-routine settlements	0.1	3.4	1.3	6.8
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	0.1	-	(8.5)	(0.2)
Other, rounding	-	0.1	-	-
Adjusted EBITDA	$21.3	$27.3	$92.1	$91.3

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)
	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$23.8	$29.1	$45.2	$59.7
Net cash provided by (used in) investing activities	(2.1)	(3.9)	2.3	(13.8)
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	1.7	-	(5.0)	-
Distribution to noncontrolling interest	(0.8)	(0.7)	(3.2)	(3.3)
Effect of exchange rate changes on cash and cash equivalents	-	(0.2)	0.3	(0.3)
Other, rounding	-	-	0.1	0.1
Free cash flow	$22.6	$24.3	$39.7	$42.4

(a) Net of cash income taxes paid

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking adjusted measures to their comparable GAAP measures

	2018 Outlook	Per Share
Net income attributable to SP Plus, as reported	Approximately $56 - $59 million	$2.48 to $2.58
less: Net gain on Parkmobile transaction, after tax	Approximately $7.5 million	Approximately $0.32
Adjusted net income attributabe to SP Plus	Approximately $48 - $51 million	$2.16 - $2.26

Net income attributable to SP Plus, as reported	Approximately $56 - $59 million
plus: Income tax expense	Approximately $20 - $22 million
plus: Interest expense, net	Approximately $8 - 9 million
plus: Depreciation and amortization	Approximately $19 - $21 million
less: Net gain on Parkmobile transaction	Approximately $10 million
EBITDA, as reported and adjusted	Approximately $94 - $99 million

Net cash flow from operating activities	Approximately $80 - $85 million
less: Capital expenditures, net	Approximately $10 - $14 million
less: Distrbutions to non-controlling shareholders	Approximately $3 - $4 million
Free cash flow	Approximately $65 - $70 million

SP Plus Corporation
Location Count

	December 31, 2017	December 31, 2016	December 31, 2015
Leased facilities	667	688	713
Managed facilities (1)(2)	2,956	2,966	3,129
Total facilities	3,623	3,654	3,842

(1) December 31, 2016 and 2015 facilities are adjusted for Click and Park locations due to the termination of the transition services agreement
(2) Adjusted to exclude managed facilities related to the security business primarily operating in the Southern California market for December 31, 2015